     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1998


                                                      REGISTRATION NO. 333-48017
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 1


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                              H. J. HEINZ COMPANY
             (Exact name of registrant as specified in its charter)

                    PENNSYLVANIA                                   25-0542520
  (State or other jurisdiction of incorporation or      (I.R.S. Employer Identification
                    organization)                                     No.)

                                600 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 456-5700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                            LAWRENCE J. MCCABE, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              H. J. HEINZ COMPANY
                                600 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 456-5700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                    COPY TO:


                              ROBERT H. CRAFT, JR.


                              SULLIVAN & CROMWELL


                     1701 PENNSYLVANIA AVE., N.W. SUITE 800


                             WASHINGTON, D.C. 20006


                                 (202) 956-7500

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF               AMOUNT TO            OFFERING PRICE           AGGREGATE             AMOUNT OF
     SECURITIES TO BE REGISTERED           BE REGISTERED             PER UNIT          OFFERING PRICE(2)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities.......................     750,000,000(1)            100%(2)              $750,000,000           $221,250
Warrants to Purchase Debt
  Securities..........................          (3)
===============================================================================================================================

(1) Or, if any Debt Securities are issued (i) with a principal amount denominated in a foreign currency, such principal amount as shall result in an aggregate principal amount equivalent to $750,000,000 at the time of the initial offering or (ii) at an original issue discount, such greater amount as shall result in aggregate proceeds to the Registrant of $750,000,000.
(2) Estimated solely for the purpose of calculating the registration fee. Exclusive of accrued interest, if any.
(3) Warrants may be issued to purchase Debt Securities. The amount to be registered is the maximum aggregate principal amount of Debt Securities to be issued with or without any such Warrants and includes all Debt Securities deliverable upon the exercise of such Warrants.
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED MARCH 19, 1998

PROSPECTUS SUPPLEMENT
(To Prospectus dated March  , 1998)

Heinz Logo
H. J. HEINZ COMPANY

$300,000,000
      % Notes Due 2008

Interest payable March 15 and September 15
ISSUE PRICE     %

The   % Notes due 2008 (the "Notes") are an issue of the Debt Securities described in the accompanying Prospectus (the "Prospectus") to which this Prospectus Supplement relates. Interest on the Notes is payable on March 15 and September 15 of each year commencing September 15, 1998. The Notes mature on March 15, 2008. The Notes are not redeemable at any time prior to maturity and will not be subject to any sinking fund.

The Notes will be issued in book-entry form represented by a permanent global Note registered in the name of The Depository Trust Company ("DTC"), or a nominee of DTC. Interests in the Notes will only be evidenced by, and transfers thereof will only be effected through, records maintained by DTC and its participants. Except as described herein and in the accompanying Prospectus, notes in definitive form will not be issued.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                             PRICE TO               UNDERWRITING           PROCEEDS TO
                                             PUBLIC(1)              DISCOUNT(2)            COMPANY(1)(3)
-----------------------------------------------------------------------------------------------------------------
Per Note                                     %                      %                      %
-----------------------------------------------------------------------------------------------------------------
Total                                        $                      $                      $
-----------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from March   , 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deduction of expenses payable by the Company estimated at $        .

The Notes are being offered, subject to prior sale, when, as and if accepted by the Underwriters, and subject to certain other conditions. It is expected that delivery of the Notes will be through the facilities of DTC on or about March
  , 1998 against payment therefor in immediately available funds.

J. P. MORGAN & CO.
                       GOLDMAN, SACHS & CO.

                                           SBC WARBURG DILLON READ

March   , 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus or incorporated by reference therein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Underwriter. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or the solicitation of an offer to buy the Notes by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Incorporation of Certain Documents by Reference.............  S-3
Ratios of Earnings to Fixed Charges.........................  S-3
Use of Proceeds.............................................  S-3
Description of the Notes....................................  S-3
Underwriting................................................  S-6
Validity of Notes...........................................  S-6

PROSPECTUS
Available Information.......................................    3
Incorporation of Certain Documents by Reference.............    3
The Company.................................................    4
Ratio of Earnings to Fixed Charges..........................    5
Use of Proceeds.............................................    5
Description of Debt Securities..............................    5
Description of Warrants.....................................   10
Plan of Distribution........................................   11
Legal Opinions..............................................   12
Experts.....................................................   12
Special Note Regarding Forward Looking Statements...........   12

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by H. J. Heinz Company (the "Company") with the Securities and Exchange Commission under the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus Supplement and the
Prospectus:

     (i) The Company's Annual Report on Form 10-K for the year ended April 30, 1997 (File No. 1-3385); and

     (ii) The Company's Quarterly Reports on Form 10-Q for the three months ended July 30, 1997, the six months ended October 29, 1997 and the nine months ended January 28, 1998, respectively.

     Reference is made to the information appearing under "Incorporation of Certain Documents by Reference" in the Prospectus.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for the year ended April 30, 1997 was 2.56. Such ratio for the nine months ended January 28, 1998 was 5.48. The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income before income taxes and the cumulative effect of accounting change, interest expense (including amortization of debt expense and any discount or premium relating to indebtedness), the interest component of rental expense and the amortization of capitalized interest. Fixed charges were calculated by adding interest expense (including amortization of debt expense and any discount or premium relating to indebtedness), capitalized interest and the interest component of rental expense. Reference is made to the information appearing under "Ratio of Earnings to Fixed Charges" in the Prospectus.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes
are estimated to be $          after the deduction of the underwriting discount
and of the estimated expenses payable by the Company. The Company intends to use all of the net proceeds from this offering to repay outstanding commercial paper bearing interest based upon prevailing 30-day commercial paper rates. On March 1, 1998, the weighted average interest rate on the outstanding commercial paper expected to be repaid with the proceeds of this offering was 5.55% and the weighted average maturity of such indebtedness was approximately 45 days.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus as the "Offered Debt Securities") supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Notes is qualified in its entirety by reference to the Indenture referred to in the Prospectus (the "Indenture").

     The Notes constitute a separate series of Debt Securities to be issued pursuant to the Indenture. The Notes will be limited to $300,000,000 in aggregate principal amount. The Notes will be issued only in fully registered book-entry form, in denominations of $1,000 and integral multiples of $1,000.
The Notes will bear interest from March   , 1998 at the annual rate set forth on
the cover page of this Prospectus Supplement, and will mature on March 15, 2008 (the "Maturity Date"). Interest on the Notes will be payable semi-annually on March 15 and September 15, commencing September 15, 1998, to the Persons in whose names the Notes (or any predecessor Notes) are registered at the close of business on the applicable Regular Record Date, which is the March 1 or September 1 next preceding such Interest Payment Date. For so long as the Notes are held solely in book-entry form through the facilities of DTC, the only registered holder of the Notes ("Holder") will be Cede & Co., as nominee for DTC. The Notes will not be redeemable by the Company prior to their stated maturity and will not be subject to any sinking fund.

     The Notes will be subject to defeasance and discharge and to defeasance of certain obligations as described under "Description of Securities--Defeasance" in the Prospectus.

BOOK-ENTRY SYSTEM

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     The Notes initially will be represented by one or more global notes (the "Global Notes") registered in the name of the nominee of DTC except as set forth below. The Company has been informed by DTC that DTC's nominee will be Cede & Co. Accordingly, Cede & Co. is expected to be the registered Holder of the Global Notes. Unless and until Certificated Notes are issued under the limited circumstances described herein, no person acquiring an interest in the Notes (a "Book-Entry Note Owner") will be entitled to receive a certificate representing such person's interest in such Notes. All references herein or in the Prospectus to actions by Holders shall refer to actions taken by DTC upon instructions from its Participants (as defined herein), and all references herein or in the Prospectus to payments to Holders shall refer to payments to DTC or Cede & Co., as the registered Holder of the Global Notes, for distribution to Book-Entry Note Owners in accordance with DTC procedures.

     The following is based on information furnished by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules (as defined herein) applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Book-Entry Note Owners that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Notes may do so only through Participants and Indirect Participants. In addition, Book-Entry Owners will receive all payments of principal, premium, if any, and interest from the Trustee through Participants and, if applicable, Indirect Participants. Under a book-entry format, Book-Entry Note Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede & Co., as nominee of DTC. DTC will forward such payments to its Participants which thereafter will forward them to Indirect Participants or Book-Entry Note Owners. Book-Entry Note Owners will not be recognized by the Trustee as Holders, as such term is used in the Indenture, and Book-Entry Note Owners will only be permitted to exercise the rights of Holders indirectly through DTC and its Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Notes and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Participants and Indirect Participants with which Book-Entry Note Owners have accounts with respect to the Notes similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Book-Entry Note Owners.

     Because DTC can only act on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a Book-Entry Note Owner to pledge Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such Notes, may be limited due to the lack of a physical certificate for such Notes.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder under the Indenture only at the direction of one or more Participants to whose account with DTC the Notes are credited.

     Notes in fully registered certificated form ("Certificated Notes") will be issued to Book-Entry Note Owners or their nominees, rather than to DTC or its nominees, only if (i) the Company advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to such Notes, and the Trustee or the Company is unable to locate a qualified successor, or (ii) the Company, at its option, elects to terminate the book-entry system through DTC.

     Upon the occurrence of either of the events described in the immediately preceding paragraph, DTC is required to notify all Participants of the availability through DTC of Certificated Notes. Upon surrender by DTC of a Global Note representing the Notes and instructions for re-registration, the Trustee will issue the Notes in the form of Certificated Notes, and thereafter the Trustee will recognize the registered holders of such Certificated Notes as Holders under the Indenture.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement and related Pricing Agreement referred to therein, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amounts of the Notes set forth opposite its name below.

                                                               PRINCIPAL
                                                                 AMOUNT
                        UNDERWRITER                             OF NOTES
                        -----------                           ------------
[J. P. Morgan Securities Inc.]..............................  $
[Goldman, Sachs & Co.]......................................
[SBC Warburg Dillon Read]...................................
                                                              ------------
     Total..................................................  $300,000,000
                                                              ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

     The Company has been advised by the Underwriters that they propose to offer part of the Notes directly to the public at the initial public offering price and on the terms set forth on the cover page of this Prospectus Supplement and part to certain dealers at a price that represents a concession not in excess of
0. % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0. % of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price, concessions and reallowances may be varied by the Underwriters.

     The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they currently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Notes.

     In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and syndicate short positions involve the sale by the Underwriters of a greater aggregate principal amount of Notes than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Notes sold in the offering for their account may be reclaimed by the syndicate if such Notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In the ordinary course of business, certain of the Underwriters and their affiliates have engaged and may engage in the future in transactions with the Company and its affiliates.

                               VALIDITY OF NOTES

     The validity of the Notes will be passed upon for the Company by Lawrence
J. McCabe, Senior Vice President, General Counsel and Secretary, of the Company, and for the Underwriters by Sullivan & Cromwell, New York, New York. Mr. McCabe beneficially owns shares of the Company's common stock and holds options to purchase additional shares of common stock.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED MARCH 19, 1998


                                      LOGO

                              H. J. HEINZ COMPANY

                                DEBT SECURITIES
                            AND WARRANTS TO PURCHASE
                                DEBT SECURITIES
                            ------------------------

     H. J. Heinz Company (the "Company") may offer, from time to time, debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") which Debt Securities may include warrants (the "Warrants") in respect thereof at an aggregate principal amount not to exceed $750,000,000 (including the principal amount of Debt Securities deliverable upon exercise of Warrants), or, if the principal of the Debt Securities is payable in a foreign or composite currency, the equivalent thereof at the time of the offering. The Debt Securities may be offered as separate series and may be offered in amounts, at prices and on terms to be determined at the time of sale. When a particular series of Debt Securities (the "Offered Debt Securities") are offered, a supplement to this Prospectus (a "Prospectus Supplement") will be delivered with this Prospectus setting forth the terms of such Offered Debt Securities, including, if applicable, the specific designation, aggregate principal amount, denominations, currency, purchase price, maturity, rate (which may be fixed or variable) and time of payment of interest, redemption terms, and any listing on a securities exchange of the Offered Debt Securities and terms of the Warrants (if applicable).

     The Debt Securities may be issued in registered or bearer form or both. In addition, all or a portion of the Debt Securities of a series may be issued in temporary or permanent global form. Debt Securities in bearer form will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

     The Company may sell the Offered Debt Securities and Warrants to or through underwriters, and also may sell the Offered Debt Securities and Warrants directly to other purchasers or through agents. See "Plan of Distribution." The accompanying Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Offered Debt Securities and Warrants in respect of which this Prospectus is being delivered, the principal amounts, if any, of Offered Debt Securities to be purchased by such underwriters and the compensation, if any, of such underwriters or agents. The net proceeds to the Company from such sale will be set forth in the Prospectus Supplement.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

           THE DATE OF THIS PROSPECTUS IS                     , 1998.

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                               TABLE OF CONTENTS

Available Information.......................................    3
Incorporation of Certain Documents
  by Reference..............................................    3
The Company.................................................    4
Ratio of Earnings to Fixed Charges..........................    5
Use of Proceeds.............................................    5
Description of Debt Securities..............................    5
Description of Warrants.....................................   10
Plan of Distribution........................................   11
Legal Opinions..............................................   12
Experts.....................................................   12
Special Note Regarding Forward Looking Statements...........   12

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy materials and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be inspected on the Internet at the Commission's website (http://www.sec.gov). In addition, reports, proxy materials and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104, on which exchanges the Company's Common Stock, par value $.25 per share (the "Common Stock"), is listed.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (which term encompasses any amendments thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement including the exhibits filed as a part thereof or otherwise incorporated therein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1997 filed with the Commission (File No. 1-3385) and the Company's Quarterly Reports on Form 10-Q for the three months ended July 30, 1997, the six months ended October 29, 1997 and the nine months ended January 28, 1998 are incorporated herein by reference.

     All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus has been delivered, upon written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference into such documents) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to the Corporate Affairs Department, H. J. Heinz Company, P.O. Box 57, Pittsburgh, Pennsylvania 15230-0057; telephone number (412) 456-6000.

                                  THE COMPANY

     The Company was incorporated in Pennsylvania on July 27, 1900. In 1905, it succeeded to the business of a partnership operating under the same name which had developed from a food business founded in 1869 at Sharpsburg, Pennsylvania by Henry J. Heinz. The principal executive offices of the Company are located at 600 Grant Street, Pittsburgh, Pennsylvania 15219 and its telephone number is 412-456-5700.

     The Company and its subsidiaries manufacture and market an extensive line of processed food products throughout the world. The Company's products include ketchup and sauces/condiments, pet food, tuna and other seafood products, baby food, frozen potato products, soup (canned and frozen), lower calorie products (frozen entrees, frozen desserts, frozen breakfasts, dairy and other products), beans, pasta, full calorie frozen dinners and entrees, coated products, bakery products, vegetables and fruits (frozen and canned), chicken, frozen pizza and pizza components, edible oils, margarine/shortening, vinegar, pickles, juices, canned meats and other processed food products. The Company also operates and franchises weight control classes and operates other related programs and activities.

     The Company's products are widely distributed around the world. Many of the Company's products are marketed under the "Heinz" trademark, principally in the United States, Canada, the United Kingdom, other western European countries, Australia, Venezuela, Japan, the People's Republic of China, the Republic of Korea and Thailand. Other important trademarks include "Star-Kist" for tuna products, "Ore-Ida" for frozen retail potato products, "Bagel Bites" for pizza snack products, "Moore's" for retail coated vegetables, "Rosetto" for frozen pasta products, "Earth's Best" for baby food and "Dyna Bites" and "Cheese Bites" for retail snack products, all of which are marketed in the United States. "9 Lives" is used for cat foods, "Kibbles N' Bits", "Ken-L-Ration", "Reward" and "IVD" for dog food, "Jerky Treats", "Meaty Bone", "Snausages" and "Pup-Peroni" for dog snacks, and "Nature's Recipe" for dog and cat foods, all of which are marketed in the United States and Canada. "Amore" is used for cat foods, "Kozy Kitten" for canned cat foods, "Cycle", "Gravy Train", "Skippy Premium", "Recipe" and "Vets" for dog food, and "Pounce" for cat treats, all of which are marketed in the United States. "Chef Francisco" is used for frozen soups and "Omstead" is used for frozen vegetables, frozen coated products and frozen fish products, both of which are marketed in the United States and Canada. "Pablum" is used for baby food products marketed in Canada. "Plasmon", "Nipiol" and "Dieterba" are used for baby food products, "Ortobuono" for pickled vegetables and fruit in syrup, "Mare D'Oro" for seafood and "Mareblu" for tuna, "Mr. Foody" for table and kitchen sauces, and "Bi-Aglut", "Aproten", "Polial" and "Dialibra" for nutraceutical products, all of which are mainly marketed in Italy. "Petit Navire" is used for tuna and mackerel products, "Marie Elisabeth" for sardines and tuna and "Orlando" and "Guloso" for tomato products, all of which are marketed in various European countries. "John West" is used for tuna, salmon and other products in the United Kingdom and other European countries. "Pudliszki" is used for ketchup and other products in Poland. "Wattie's" is used for various grocery products and frozen foods, "Tegel" for poultry products, "Chef" and "Champ" for cat and dog foods and "Craig's" for jams and marmalades, all of which are marketed in New Zealand, Australia and the Asia/Pacific region. "Hellaby" is used for canned meats in New Zealand and the Asia/Pacific region. "Farley's" and "Farex" are used for baby food products marketed in Europe, Canada, India, Australia and New Zealand. "Glucon D" and "Complan" are used for nutritional drink mixes marketed in India and in the case of "Complan" also Latin America and New Zealand. "Ganave" is used for pet food in Argentina. "N/R Original Recipe" is used for dog and cat foods marketed in various European countries and "Martins", "Medi-Cal" and "Techni-cal" are used for dog and cat foods in Canada, certain European countries and Japan. "Weight Watchers" is used in numerous countries in conjunction with owned and franchised weight control classes, programs, related activities and certain food products. "Budget Gourmet" is used on frozen entrees and dinners. The Company also markets certain products under other trademarks and brand names and under private labels.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown.

                                                 FISCAL YEAR ENDED
NINE MONTHS ENDED   ----------------------------------------------------------------------------
JANUARY 28, 1998    APRIL 30, 1997   MAY 1, 1996   MAY 3, 1995   APRIL 27, 1994   APRIL 28, 1993
----------------    --------------   -----------   -----------   --------------   --------------
      5.48               2.56           4.34          4.98            6.20             4.88

     The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income before income taxes and the cumulative effect of accounting change, interest expense (including amortization of debt expense and any discount or premium relating to indebtedness), the interest component of rental expense and the amortization of capitalized interest. Fixed charges were calculated by adding interest expense (including amortization of debt expense and any discount or premium relating to indebtedness), capitalized interest and the interest component of rental expense.

                                USE OF PROCEEDS

     Except as may be set forth in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities to repay short-term debt, to reduce or retire from time to time other indebtedness, to purchase common stock of the Company pursuant to the Company's ongoing stock repurchase program and for other general corporate purposes, including for capital expenditures for business development.

     Depending on market conditions, the financial needs of the Company and other factors, the Company may, from time to time, undertake additional financings. The amount and timing of such financings, if any, cannot be determined at this time.

                         DESCRIPTION OF DEBT SECURITIES


     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.


     The Debt Securities are to be issued under an Indenture (the "Indenture"), dated as of July 15, 1992, between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), which is filed as an exhibit to the Registration Statement. The following summary of certain general provisions of the Indenture and the Debt Securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions in the Indenture are referred to herein, such provisions are incorporated by reference herein. Unless otherwise defined herein, all capitalized terms in this section have the definitions ascribed to such terms in the Indenture, which definitions are incorporated by reference herein.

GENERAL

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time. The Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Indenture does not limit the amount of other indebtedness or securities, other than certain secured indebtedness as described below, that may be issued by the Company.

     Debt Securities of a series may be issued in registered form ("Registered Securities") or bearer form ("Bearer Securities") or both as specified in the terms of the series. Debt Securities in bearer form will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") registered in the name of a depository or its nominee and, in such case, beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

     Reference is made to the Prospectus Supplement relating to the particular series of Offered Securities offered thereby for the following terms of the Offered Debt Securities:

     - The designation, aggregate principal amount and authorized denominations;

     - The issue price expressed as a percentage of the aggregate principal amount;

     - The date or dates of maturity;

     - The interest rate per annum (fixed or floating) or the method by which such interest rate will be determined;

     - The dates interest will commence accruing and, if applicable, be paid and, for Registered Securities, the record dates for interest payments;

     - Where principal and interest, if any, will be paid;

     - Any optional or mandatory sinking fund provisions;

     - The dates and redemption prices relating to any optional or mandatory redemption provisions and other terms and provisions of any optional or mandatory redemptions;

     - The denominations of Registered Securities if other than denominations of $1,000 and any multiple thereof, and the denominations of Bearer Securities if other than denominations of $5,000;

     - The portion of the principal amount payable on declaration of acceleration of maturity or provable in bankruptcy, if other than the principal amount;

     - Any Events of Default, if not set forth in the Indenture;

     - The currency or currencies, including composite currencies, of payment of the principal of (and premium, if any) and interest (if any), if other than the currency of the United States of America;

     - If the principal of (and premium, if any) or interest, if any, are to be payable, at the election of the Company or any Holder thereof, in coin or currency other than that in which the Offered Debt Securities of the series are stated to be payable, the period or periods within which, and the terms and conditions on which, such election may be made;

     - If such securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of Holders of such Offered Debt Securities as Outstanding Securities under the Indenture;

     - If the amount of payments of principal of (and premium, if any), or portions thereof, or interest may be determined with reference to an index, formula or other method, the manner of determining such amounts;

     - Whether the Offered Debt Securities will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of the Offered Debt Securities in bearer form and whether the Offered Debt Securities in bearer form will be exchangeable (and the terms on which such exchange may be made) for Offered Debt Securities in registered form;

     - Whether Offered Debt Securities will be issued in whole or in part in the form of one or more Global Securities and, if so, the method of transferring beneficial interest in such Global Security or Global Securities;

     - The application, if any, of certain provisions of the Indenture relating to defeasance and discharge, and related conditions;

     - Any additional restrictive covenants or other material terms relating thereto which may not be inconsistent with the Indenture; and

     - Any applicable federal income tax consequences.


     Reference also is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for information with respect to Warrants to purchase such Offered Debt Securities, if any.


     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal (and premium, if any) will be payable and the Registered Securities will be transferable at the corporate trust office of the Trustee in New York, New York. Unless other arrangements are made, interest, if any, will be paid by checks mailed to the Holders of Registered Securities at their registered addresses. To the extent set forth in the Prospectus Supplement relating thereto, Bearer Securities and the coupons appertaining thereto will be payable, against surrender thereof, subject to any applicable laws and regulations, at the offices of such paying agencies outside the United States as the Company may appoint from time to time. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     One or more series of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

     The Company will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Offered Debt Securities at the option of the holders thereof. Any such obligation applicable to a Series of Debt Securities will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

     The Company may at any time purchase Debt Securities at any price in the open market or otherwise. Debt Securities so purchased by the Company may, at its sole option, be held, resold or surrendered to the Trustee for cancellation.

HIGHLY LEVERAGED TRANSACTIONS

     Unless otherwise described in a Prospectus Supplement relating to any Offered Debt Securities, there are no covenants or provisions contained in the Indenture which may afford the holders of Offered Debt Securities direct protection in the event of a highly leveraged transaction involving the Company.

CERTAIN DEFINITIONS

     "Consolidated Net Assets" means total assets after deducting therefrom all current liabilities as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

     "Funded Debt" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and
(ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Assets both as an asset and as Funded Debt at the amount so capitalized).

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any manufacturing or processing plant or warehouse owned at the date hereof or hereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the

United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets other than (i) any such manufacturing or processing plant or warehouse or any portion thereof (together with the land on which it is erected and fixtures comprising a part thereof) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code (or which receive similar tax treatment under any subsequent amendments thereto or any successor laws thereof or under any other similar statute of the United States), (ii) any property which in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company as an entirety or (iii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

     "Restricted Subsidiary" means a Subsidiary of the Company (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (ii) which owns a Principal Property.

     "Subsidiary" means any corporation more than 50% of the outstanding Voting Stock of which at the time of determination is owned, directly or indirectly, by the Company and/or by one or more other Subsidiaries.

     "Voting Stock" means capital stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

RESTRICTIONS ON SECURED DEBT

     If the Company or any Restricted Subsidiary shall after the date of the Indenture incur or guarantee any evidence of indebtedness for money borrowed ("Debt") secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the Company or any Restricted Subsidiary, or on any share of stock or Debt of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure the Debt Securities, other than any series of Debt Securities established by or pursuant to a Board Resolution or in one or more supplemental indentures which specifically provide otherwise, equally and ratably with (or, at the Company's option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt would not exceed 10% of Consolidated Net Assets.


     The above restrictions will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by (a) Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages in favor of the Company or a Restricted Subsidiary,
(c) Mortgages in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provisions of any statute, (d) Mortgages on property, shares of capital stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are entered into within time limits specified in the Indenture, (e) Mortgages securing industrial revenue bonds, pollution control bonds or other similar tax-exempt bonds, (f) mechanics' and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith, (g) Mortgages arising from deposits with or the giving of any form of security to any governmental agency required as a condition to the transaction of business or to the exercise of any privilege, franchise or license, (h) Mortgages for taxes, assessments or governmental charges or levies which are not then due or, if delinquent, are being contested in good faith, (i) Mortgages (including judgment liens) arising from legal proceedings being contested in good faith, (j) Mortgages existing at the date of the Indenture and (k) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (j) inclusive.


MERGER AND CONSOLIDATION

     The Company covenants that it will not merge or sell, convey, transfer or lease all or substantially all of its assets unless the successor Person is the Company or another Person organized under the laws of the United States (including any state thereof and the District of Columbia) which assumes the Company's obligations on the Debt Securities and under the Indenture and, after giving effect to such transaction, the Company or the successor Person would not be in default under the Indenture.

EVENTS OF DEFAULT


     The Indenture defines "Events of Default" with respect to the Debt Securities of any series as being one of the following events: (i) default in the payment of any installment of interest on that series for 30 days after becoming due; (ii) default in the payment of principal on that series when due;
(iii) default in the deposit of any sinking fund payment when due; (iv) default in the performance or breach of any other covenant or warranty in the Debt Securities of that series or the Indenture (other than a covenant included in the Indenture solely for the benefit of any series of Debt Securities other than that series) for 90 days after notice; (v) certain events of bankruptcy, insolvency or reorganization; and (vi) any other Event of Default provided with respect to Debt Securities of that series. If an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities then outstanding of that series may declare the principal (or such portion thereof as may be specified in the Prospectus Supplement relating to such series) of the Debt Securities of such series to be due and payable. Under certain conditions, such a declaration may be annulled.


     The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default known to it, give the holders of Debt Securities notice of all uncured defaults known to it (the term "default" to mean the events specified above without grace periods); provided, however, that, except in the case of default in the payment of principal of or interest on any Debt Security, the Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of Debt Securities.

     The Company will be required to furnish to the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company has complied with all of its conditions and covenants under the Indenture or, if the Company has not so complied, specifying each such default.

     The holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults with respect thereto. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected by the modification; provided, however, that no such modification or amendment may be made, without the consent of the holder of each Debt Security affected, which would (i) reduce the principal amount of or the interest on any Debt Security, change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or the other terms of payment thereof, or (ii) reduce the above-stated percentage of Debt Securities, the consent of the holders of which is required to modify or amend the Indenture, or the percentage of Debt Securities of any series, the consent of the holders of which is required to waive compliance with certain provisions of the Indenture or to waive certain past defaults.

DEFEASANCE AND DISCHARGE

     The Indenture provides that the Company may elect, with respect to the Debt Securities of any series, either:

          (i) to terminate (and be deemed to have satisfied) any and all obligations in respect of such Debt Securities (except for certain obligations to register the transfer or exchange or Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the Debt Securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified Debt Securities); or

          (ii) to be released from its obligations with respect to such Debt Securities under Section 1004 of the Indenture (being the restrictions described above under "Restrictions on Secured Debt");

in either case on the 91st day after the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such Debt Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (who may be counsel to the Company) to the effect that, based upon applicable Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such Debt Securities. The designation of such provisions, Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. If so specified with respect to the Debt Securities of a series, such a trust may be established only if establishment of the trust would not cause the Debt Securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof.

CONCERNING THE TRUSTEE

     The First National Bank of Chicago is the Trustee under the Indenture and has been appointed by the Company as initial Security Registrar with regard to the Debt Securities. The Company currently does, and from time to time in the future may, maintain lines of credit and have customary banking relationships with the Trustee. The Trustee currently serves as trustee for the Company's $300,000,000 6 3/4% Notes due 1999 and the $200,000,000 6 7/8% Notes due 2003.
In addition, the Trustee may serve as trustee for other debt securities issued by the Company from time to time.

                            DESCRIPTION OF WARRANTS

     The Company may issue, together with other Debt Securities, Warrants for the purchase of Debt Securities. The Warrants will be issued under Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement or Prospectus Supplements relating to Warrants being offered thereby. A copy of the form of Warrant Agreement, including the form of Warrant Certificate representing the Warrants (the "Warrant Certificates"), is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

     The Prospectus Supplement or Prospectus Supplements relating to any Warrants will describe the terms of the Warrants offered thereby, the Warrant Agreement relating to such Warrants and the Warrant Certificates representing such Warrants, including the following:

     - The designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Warrants and the procedures and conditions relating to the exercise of such Warrants;

     - The designation and terms of any related Debt Securities with which such Warrants are issued and the number of such Warrants issued with each such Debt Security:

     - The date such Warrants and the related Debt Securities will be separately transferrable, if applicable;

     - The principal amount of Debt Securities purchasable upon exercise of such Warrants and the applicable exercise price;

     - The dates the right to exercise such Warrants shall commence and expire (the "Expiration Date");

     - A discussion of certain applicable United States Federal income tax considerations; and

     - Whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

     Warrant Certificates will be exchangeable for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise (except to the extent that consent of holders of Warrants may be required for certain modifications of the terms of the Indenture and of a Series of Debt Securities issuable upon exercise of the Warrants) and will not be entitled to payments of principal of or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder thereof to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the Expiration Date, unexercised Warrants will become void.

     Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. As soon as practicable after the proper exercise of a Warrant, the Company shall issue, pursuant to the Indenture, the Debt Securities purchased upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities and Warrants to or through underwriters, and also may sell Debt Securities and Warrants directly to other purchasers or through agents. The distribution of the Debt Securities and Warrants may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Offered Debt Securities and Warrants.

     In connection with the sale of Debt Securities and Warrants, underwriters may receive compensation from the Company or from purchasers of Debt Securities and Warrants for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities and Warrants to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of Debt Securities and Warrants may be deemed to underwriters, and any discounts, commissions or concessions received by them and any profit on the resale of Debt Securities or Warrants by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

     Under agreements that may be entered into by the Company, underwriters, dealers and agents that participate in the distribution of Debt Securities or Warrants may be entitled to indemnification or contribution by the Company against certain liabilities, including liabilities under the Securities Act.

     Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Debt Securities.

                                 LEGAL OPINIONS


     The validity of the Offered Debt Securities and Warrants will be passed upon for the Company by Lawrence J. McCabe, Senior Vice President, General Counsel and Secretary of the Company, and for the underwriters, dealers or agents, if any, by Sullivan & Cromwell, New York, New York, unless otherwise specified in the Prospectus Supplement. Mr. McCabe beneficially owns shares of the Company's common stock and holds options to purchase additional shares of common stock.


                                    EXPERTS

     The consolidated financial statements of the Company as of April 30, 1997 and May 1, 1996 and for each of the three fiscal years in the period ended April 30, 1997 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended April 30, 1997 have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS


     Section 21E of the Exchange Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statements. The Company desires to take advantage of the "safe harbor" provisions of the Exchange Act with regard to the forward-looking statements contained in this Prospectus and any document incorporated by reference herein. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and financial performance. The factors identified by the Company include, among other things, the following: general economic and business conditions in the domestic and global markets; actions of competitors, including competitive pricing; changes in consumer preferences and spending patterns; changes in social and demographic trends; changes in laws and regulations, including changes in taxation and accounting standards; foreign economic conditions, including currency exchange rate fluctuations; interest rate fluctuations; the effects of changing prices for, and availability of, the raw material used by the Company; and the effectiveness of the Company's marketing, advertising and promotional programs.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (which will be described in the applicable Prospectus Supplement). All amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by the Company.


SEC registration fee........................................    $221,250
Accounting fees and expenses................................      25,000
Legal fees and expenses.....................................       6,000
Printing and engraving expenses.............................      40,000
Blue Sky fees and expenses..................................       5,000
Trustee's fees and expenses.................................       6,250
Rating agency fees..........................................     146,500
Miscellaneous expenses......................................      25,000
                                                                --------
          Total.............................................    $475,000
                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company provides in Article Sixth of its Articles of Incorporation and
Article VII of its By-Laws for the limitation of the liability of the Company's directors to the maximum extent permitted under Pennsylvania law from time to time in effect. These provisions were approved by the Company's shareholders on September 9, 1987 and were adopted as a result of the passage of the Directors' Liability Act (an amendment to the Pennsylvania Judicial Code) which became effective on January 27, 1987 (the "Act"). The Act permitted Pennsylvania corporations to eliminate, subject to shareholder approval of a provision in a corporation's by-laws, the personal liability (including liability to the corporation or to its shareholders) of directors for monetary damages for a breach of, or a failure to perform, their duties as directors, except to the extent their acts or omissions constitute self-dealing, willful misconduct or recklessness. The Act did not apply, however, to the responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, state or Federal law.

     In addition, the Company provides in Article Sixth of its Articles of Incorporation and Article VIII of its By-Laws for the indemnification of the Company's directors, officers and others who may be later designated by the Board of Directors of the Company to the maximum extent permitted under Pennsylvania law from time to time in effect with respect to proceedings based on acts or omissions on or after January 27, 1987. These provisions were also adopted in response to the Act, which provided that directors, officers and other persons designated by the directors may be indemnified against liabilities and expenses incurred in the performance of their duties subject to the limitation that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted self-dealing, willful misconduct or recklessness. The Act has been repealed and provisions comparable to those contained in the Act are now set forth in Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"). Given that the aforementioned provisions relating to indemnification incorporate the full extent of indemnification permitted under Pennsylvania law as from time to time in effect, such provisions would implement automatically any future changes in the law which expand the scope of permissible indemnification of the Company's directors and officers. However, any amendment or repeal of these provisions would not limit the rights of directors or officers to be indemnified with respect to acts or omissions which occurred prior to any such change.

     In connection with the adoption of Article VIII of the By-Laws relating to indemnification, the Company retained Article IX (formerly Article VII) of its By-Laws which provides for the indemnification of its present and former directors, officers, and managerial employees to the fullest extent permitted by and in accordance with the standards and procedures provided under Subchapter D of Chapter 17 of the BCL unless such persons have received the benefits of indemnification under Article VIII of the Company's By-Laws. Subchapter D of the BCL sets forth comprehensive indemnification provisions authorizing corporations to indemnify present and former directors, officers, employees and agents against liabilities incurred in connection with their service in such capacities. Under these sections of the BCL, such persons could be indemnified only if (i) the director or officer was successful on the merits of the suit or proceeding in respect of which indemnification was sought or (ii) indemnification was ordered by a court or (iii) a determination was made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, by independent legal counsel or by the stockholders that the director or officer has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Company is also authorized under Pennsylvania law, including the BCL, its Articles of Incorporation (Article Sixth) and its By-Laws (Article VIII and
Article IX) to purchase insurance against such liabilities, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of the Company's Articles of Incorporation or By-Laws. The Company has obtained directors' and officers' insurance against loss, within certain policy limits, arising from any claim made against the Company's directors and officers by reason of any wrongful act, as defined in such insurance policies, in their respective capacities as directors or officers or as fiduciaries under certain of the Company's employee benefit plans.

ITEM 16. EXHIBITS


     The following Exhibits are either filed as part of this Registration Statement or were previously filed and are hereby incorporated by reference:



 1(a)*  --  Form of Underwriting Agreement



 4(a)*  --  Indenture between H. J. Heinz Company and The First National Bank of Chicago dated July 15, 1992



 4(b)*  --  Forms of Securities (included in Exhibit 4(a))



 4(c)*  --  Form of Warrant Agreement



 4(d)*  --  Form of Warrant (included in Exhibit 4(c))



 5*     --  Opinion of Lawrence J. McCabe, Senior Vice President, General
            Counsel and Secretary of the Company



 12*    --  Computation of Ratios of Earnings to Fixed Charges


 23(a)  --  Consent of Coopers & Lybrand L.L.P.


 23(b)  --  Consent of Lawrence J. McCabe



 24*    --  Powers of Attorney



 25*    --  Statement of Eligibility and Qualification under the Trust Indenture
            Act of 1939 of The First National Bank of Chicago, as Trustee, on
            Form T-1



 99*    --  Restatement of Certain Historical Earnings Per Share Data in
            accordance with SFAS No. 128 "Earnings Per Share"

---------

* Previously filed.


ITEM 17. UNDERTAKINGS

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, STATE OF PENNSYLVANIA, ON MARCH 19, 1998.


                                          H. J. HEINZ COMPANY
                                               (REGISTRANT)


                                          BY      /s/ LAWRENCE J. MCCABE
                                          --------------------------------------
                                                    Lawrence J. McCabe
                                                  Senior Vice President,
                                              General Counsel and Secretary



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MARCH 19, 1998.



           SIGNATURE                         CAPACITY
           ---------                         --------
Anthony J. F. O'Reilly             Chairman of the Board and
                                   Chief Executive Officer
                                   (Principal Executive Officer)
Paul F. Renne                      Executive Vice President and
                                   Chief Financial Officer
                                   (Principal Financial Officer)
Edward J. McMenamin                Vice President and
                                   Corporate Controller
                                   (Principal Accounting
                                   Officer)

Anthony J. F. O'Reilly             Director
Joseph J. Bogdanovich              Director
Nicholas F. Brady                  Director
Richard M. Cyert                   Director
Edith E. Holiday                   Director
Samuel C. Johnson                  Director
William R. Johnson                 Director
Donald R. Keough                   Director
Lawrence J. McCabe                 Director
Paul F. Renne                      Director
Luigi Ribolla                      Director
Herman J. Schmidt                  Director
Eleanor B. Sheldon                 Director
William P. Snyder III              Director
William C. Springer                Director
S. Donald Wiley                    Director
David R. Williams                  Director

                                                                          By: /s/ LAWRENCE J. MCCABE
                                                                  ------------------------------------------
                                                                              Lawrence J. McCabe
                                                                        Director and Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBITS                                   DESCRIPTION
--------                                   -----------
 1(a)*       --    Form of Underwriting Agreement
 4(a)*       --    Indenture between H. J. Heinz Company and The First National
                   Bank of Chicago dated July 15, 1992
 4(b)*       --    Forms of Securities (included in Exhibit 4(a))
 4(c)*       --    Form of Warrant Agreement
 4(d)*       --    Form of Warrant (included in Exhibit 4(c))
 5*          --    Opinion of Lawrence J. McCabe, Senior Vice President,
                   General Counsel and Secretary of the Company
 12*         --    Computation of Ratios of Earnings to Fixed Charges
 23(a)       --    Consent of Coopers & Lybrand L.L.P.
 23(b)       --    Consent of Lawrence J. McCabe
 24*         --    Powers of Attorney
 25*         --    Statement of Eligibility and Qualification under the Trust
                   Indenture Act of 1939 of The First National Bank of Chicago,
                   as Trustee, on Form T-1
 99*         --    Restatement of Certain Earnings Per Share Data in accordance with SFAS No. 128 "Earnings Per Share"


---------

* Previously filed.